EXHIBIT 21

Subsidiaries of the Registrant

SAS IP, Inc., a Wyoming corporation

ANSYS Europe Limited, a United Kingdom corporation

CFX Limited, a United Kingdom corporation

ANSYS Software Private Limited, an India corporation

CADOE S.A., a France corporation

ANSYS Germany GmbH, a Germany corporation

ANSYS KK, a Japan corporation

ANSYS Canada Limited, a Canada corporation

2011767 Ontario, Inc., a Canada corporation

Century Dynamics, Inc., a California corporation

Century Dynamics, Ltd., a United Kingdom Corporation

Silver Nugget Ltd., a United Kingdom Corporation